Exhibit 99.1
T-3 Announces Fourth Quarter and 2009 Earnings
HOUSTON, TEXAS, (GLOBE NEWSWIRE) – February 25, 2010. T-3 Energy Services, Inc. (NASDAQ:TTES) reported fourth quarter 2009 net income of $3.4 million, or $0.26 per diluted share, compared to $4.1 million, or $0.32 per diluted share for the third quarter of 2009. The third quarter results include the benefit of an insurance claim settlement related to Hurricane Ike of just under $1.1 million, or $0.05 per diluted share after tax.
Full year 2009 net income was $16.2 million, or $1.26 per diluted share, compared to full year 2008 net income of $13.0 million, or $1.02 per diluted share. Net income for 2009 included pre-tax charges for separation and acquisition costs of $4.2 million, or $0.21 per diluted share after tax, as well as the previously mentioned insurance claim settlement. Net income for 2008 included a goodwill impairment charge of $23.5 million, or $1.60 per diluted share after tax, as well as costs related to the pursuit of strategic alternatives of $4.7 million, or $0.24 per diluted share after tax.
Revenues for the fourth quarter increased to $52.4 million from $47.5 million in the third quarter of 2009. Revenues increased primarily due to a large international order, representing over $9.0 million of revenues, which shipped in the fourth quarter of 2009. While backlog decreased to $34.5 million at December 31 versus $41.2 million at September 30, 2009, net bookings for the quarter increased slightly to $45.7 million compared to $43.3 million in the prior quarter. Revenues for the full year 2009 were $218.5 million compared to $285.3 million for 2008.
Steve Krablin, T-3’s Chairman, President and Chief Executive Officer commented, “Our revenues and earnings continue to benefit from relatively stronger offshore and international markets, and we had strong cash flow for both the fourth quarter and 2009. Fourth quarter revenues on products destined for international delivery represented 56% of total revenues, up from 50% in the prior quarter.
“The large international order we delivered in the fourth quarter represented a customer-driven engineered response for a fracturing system that no other competitor offered. This multiple well stimulation and concurrent well intervention system, which has been operating in the field for approximately 45 days, is performing well above customer expectations and has resulted in strong industry interest in our products, including this fracturing system. While we believe systems similar to this have application in many areas that use horizontal drilling, the $9 million fracturing system revenues from the fourth quarter will not repeat in the near term, and our revenues will decline in the first quarter of 2010 as a result.
“Longer term, the outlook is stronger. We continue to see steady increases in quarterly bookings since their trough in the second quarter of 2009, and we expect this trend, driven by increased industry activity, to continue. We currently anticipate a meaningful recovery in the second half of the year.”
T-3 Energy Services, Inc. provides a broad range of oilfield products and services primarily to customers in the drilling and completion of new oil and gas wells, the workover of existing wells and the production and transportation of oil and gas.

Except for historical information, statements made in this release, including those relating to potential future revenues, bookings, cash flow, backlog, growth, business trends and prospects constitute “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Whenever possible, the Company has identified these “forward-looking” statements by words such as “believe”, “encouraged”, “expect”, “expected”, “anticipate”, “should” and similar phrases. The forward-looking statements are based upon management’s expectations and beliefs and, although these statements are based upon reasonable assumptions, actual results might differ materially from expected results due to a variety of factors including, but not limited to, overall demand for and pricing of the Company’s products, changes in the level of oil and natural gas exploration and development, and variations in global business and economic conditions. The Company assumes no obligation to update or revise publicly any forward-looking statements whether as a result of new information, future events or otherwise. For a discussion of additional risks and uncertainties that could impact the Company’s results, review the T-3 Energy Services, Inc. Annual Report on Form 10-K for the year ended December 31, 2008 and other filings of the Company with the Securities and Exchange Commission.

Contact:	Jay Mitchell
Senior Vice President and Chief Financial Officer
713-996-4118

T-3 ENERGY SERVICES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
(in thousands, except per share amounts)

	Three Months Ended			Year Ended
	December 31,		September 30,	December 31,
	2009	2008	2009	2009	2008
Revenues:
Products	$44,430	$65,942	$39,098	$186,075	$241,328
Services	8,007	12,689	8,392	32,386	44,001

	52,437	78,631	47,490	218,461	285,329

Cost of revenues:
Products	29,670	40,852	25,819	119,896	148,667
Services	4,498	7,450	5,049	18,986	25,784

	34,168	48,302	30,868	138,882	174,451

Gross profit	18,269	30,329	16,622	79,579	110,878

Operating Expenses:
Impairment of goodwill	—	23,500	—	—	23,500
Selling, general and administrative expenses	13,817	14,092	12,876	58,239	58,318

	13,817	37,592	12,876	58,239	81,818

Equity in earnings (loss) of unconsolidated affiliates	245	(60)	359	1,157	115

Income (loss) from operations	4,697	(7,323)	4,105	22,497	29,175

Interest expense	(189)	(411)	(159)	(830)	(2,357)

Interest income	9	5	15	24	148

Other income, net	143	285	1,219	1,612	453

Income (loss) from continuing operations before provision for income taxes	4,660	(7,444)	5,180	23,303	27,419

Provision for income taxes	1,282	1,246	1,101	7,138	14,374

Income (loss) from continuing operations	3,378	(8,690)	4,079	16,165	13,045

Loss from discontinued operations, net of tax	—	(28)	—	—	(48)

Net income (loss)	$3,378	$(8,718)	$4,079	$16,165	$12,997

Basic earnings (loss) per common share:
Continuing operations	$.26	$(.69)	$.32	$1.27	$1.05

Discontinued operations	$—	$—	$—	$—	$—

Net income (loss) per common share	$.26	$(.69)	$.32	$1.27	$1.05

Diluted earnings (loss) per common share:
Continuing operations	$.26	$(.69)	$.32	$1.26	$1.02

Discontinued operations	$—	$—	$—	$—	$—

Net income (loss) per common share	$.26	$(.69)	$.32	$1.26	$1.02

Weighted average common shares outstanding:
Basic	12,860	12,514	12,811	12,711	12,457

Diluted	13,020	12,514	12,887	12,806	12,812

T-3 ENERGY SERVICES, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(in thousands, except for share amounts)

	December31, 2009	December 31, 2008
ASSETS
Current assets:
Cash and cash equivalents	$11,747	$838
Accounts receivable – trade, net	28,450	47,822
Inventories	53,689	58,422
Deferred income taxes	2,485	5,131
Prepaids and other current assets	7,311	4,585

Total current assets	103,682	116,798
Property and equipment, net	49,353	46,071
Goodwill, net	88,779	87,929
Other intangible assets, net	32,091	33,477
Other assets	5,916	2,837

Total assets	$279,821	$287,112

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable – trade	$17,213	$26,331
Accrued expenses and other	14,359	19,274
Current maturities of long-term debt	—	5

Total current liabilities	31,572	45,610

Long-term debt, less current maturities	—	18,753
Other long-term liabilities	1,144	1,628
Deferred income taxes	8,009	10,026

Commitments and contingencies

Stockholders’ equity:
Preferred stock, $.001 par value, 25,000,000 shares authorized, no shares issued or outstanding	—	—
Common stock, $.001 par value, 50,000,000 shares authorized, 13,038,143 and 12,547,458 shares issued and outstanding at December 31, 2009 and 2008	13	13
Warrants, 10,157 issued and outstanding at December 31, 2009 and 2008	20	20
Additional paid-in capital	181,115	171,042
Retained earnings	56,201	40,036
Accumulated other comprehensive income (loss)	1,747	(16)

Total stockholders’ equity	239,096	211,095

Total liabilities and stockholders’ equity	$279,821	$287,112

T-3 ENERGY SERVICES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
(in thousands)

	Year Ended December 31,
	2009	2008
Cash flows from operating activities:
Net income	$16,165	$12,997
Adjustments to reconcile net income to net cash provided by operating activities:
Loss from discontinued operations, net of tax	—	48
Bad debt expense	488	384
Depreciation and amortization	8,932	8,349
Amortization and/or write-off of deferred loan costs	228	212
Loss (gain) on sale of assets	65	(26)
Deferred taxes	(585)	(2,900)
Employee stock-based compensation expense	6,753	5,529
Excess tax benefits from stock-based compensation	(558)	(1,820)
Equity in earnings of unconsolidated affiliate	(1,157)	(115)
Write-off of inventory and property and equipment, net	1,119	416
Impairment of goodwill	—	23,500
Changes in assets and liabilities, net of effect of acquisitions and dispositions:
Accounts receivable – trade	21,128	(4,247)
Inventories	6,109	(12,174)
Prepaids and other current assets	(2,695)	896
Other assets	(103)	(414)
Accounts payable – trade	(10,933)	5,714
Accrued expenses and other	(5,098)	6,789

Net cash provided by operating activities	39,858	43,138

Cash flows from investing activities:
Purchases of property and equipment	(6,230)	(11,300)
Proceeds from sales of property and equipment	195	94
Cash paid for acquisitions, net of cash acquired	(7,474)	(2,732)
Equity investments in unconsolidated affiliates	(2,039)	—
Collections on notes receivable	31	15

Net cash used in investing activities	(15,517)	(13,923)

Cash flows from financing activities:
Net borrowings (repayments) under swing line credit facility	(750)	(2,665)
Borrowings under revolving credit facility	19,000	5,000
Repayments under revolving credit facility	(37,000)	(45,000)
Payments on long-term debt	(113)	(97)
Debt financing costs	—	(78)
Proceeds from exercise of stock options	3,861	3,211
Proceeds from exercise of warrants	—	38
Excess tax benefits from stock-based compensation	558	1,820

Net cash used in financing activities	(14,444)	(37,771)

Effect of exchange rate changes on cash and cash equivalents	1,012	(34)

Cash flows of discontinued operations:
Operating cash flows	—	(94)

Net cash used in discontinued operations	—	(94)

Net increase (decrease) in cash and cash equivalents	10,909	(8,684)
Cash and cash equivalents, beginning of year	838	9,522

Cash and cash equivalents, end of year	$11,747	$838